EX-33.14
logo) WestLake
SETTLEMENT SERVICES

ANNUAL ASSESSMENT AS TO COMPLIANCE

The Tax Outsourcing Service Agreement dated as of October 1, 2006 (together with all amendments thereto, the "Agreement"), between Aurora Loan Services and WestLake Settlement Services, LLC.

I, Debra D. Lewis, Director of WestLake Settlement Services, certify to Aurora Loan Services, LLC ("Aurora"), with the knowledge and intent that it will rely upon this certification, that:

(1) As of and for the year ended December 31, 2008, WestLake Settlement Services, LLC has complied with the applicable servicing criteria set forth in
Item 1122(d) of Regulation AB applicable to WestLake (the "Applicable Servicing Criteria"):

        1122(d)(4)(xi) Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

        1122(d)(4)(xii) Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.

(2) The transactions covered by this report include all loans in which WestLake performs activities related to the Regulation AB criteria on behalf of Aurora.

(3) WestLake has complied, in all material respects, with the applicable servicing criteria as of December 31, 2008 and for the Reporting Period with respect to the Platform taken as a whole.

(4) Virchow, Krause & Company LLP, a registered public accounting firm, has issued an attestation report on Aurora's assessment of compliance with the applicable servicing criteria for the Reporting Period.

WESTLAKE SETTLEMENT SERVICES, LLC

/s/ Debra D. Lewis
Debra D. Lewis, Officer

Director of Operations
Title

March 20, 2009

1 First American Way, Westlake, TX, 76262
Mail Stop 6-4-100